Exhibit 4.15

Telecom Corporation of New Zealand Ltd Telecom Place, 167 Victoria Street Auckland 23rd August 2011	T +64 9 359 6444 www.telecom.co.nz

Graham Mitchell

Chief Executive Officer

Crown Fibre Holdings Limited

Level 10 PricewaterhouseCoopers Tower

188 Quay Street

Auckland Central

Dear Graham

Interim Period Agreement and Network Infrastructure Project Agreement

We refer to:

(a)	the Interim Period Agreement (IPA) dated 24 May 2011 between Crown Fibre Holdings Limited (CFH) and Telecom Corporation of New Zealand Limited (the Company); and

(b)	the Network Infrastructure Project Agreement (NIPA) dated 24 May 2011 between CFH and the Company.

This letter makes certain amendments to the IPA (in accordance with clause 10.5 of the IPA) and the NIPA (in accordance with clause 22.9 of the NIPA).

CFH and the Company agree to the:

(a)	the amendments to the IPA set out in Schedule 1; and

(b)	the amendments to the NIPA set out in Schedule 2.

CFH and the Company also agree that:

(a)	the amendments to the IPA and the NIPA amendments set out in Schedules 1 and 2 (respectively) to this letter will be effective as of and from the date this letter is countersigned by CFH;

(b)	the IPA and the NIPA as amended by this letter, and the respective rights and obligations of the Company and CFH under the IPA and the NIPA, will continue in full force and effect;

(c)	this letter is governed by and must be construed in accordance with the laws of New Zealand; and

(d)	any capitalised term defined in the IPA and NIPA will, as the context requires, have the same meaning when used in this letter.

Please countersign and return the enclosed copy of this letter to confirm CFH’s agreement to these amendments to the IPA and the NIPA.

Yours sincerely

/s/ Paul Reynolds
Paul Reynolds
Chief Executive Officer

CFH AGREEMENT

CFH agrees to the amendments to the IPA and the NIPA set out in this letter.

Crown Fibre Holdings Limited by:

/s/ Sean Wynne

Name:	Sean Wynne
Position:	Chief Commercial Officer

Date:

SCHEDULE 1: IPA AMENDMENTS

Clause	Amendment

Clause 3.2(e)(ii)(A)	Completion of Wholesale Services Agreement: by extending the date by which the Company must provide CFH with its proposed consultation draft of the Direct Fibre Access Operations Manuals to 15 July 2011.

Clause 3.2(e)(ii)(B)	Completion of Wholesale Services Agreement: by extending the date by which the Company must provide CFH with its proposed consultation draft for one of the two remaining Operations Manuals to 15 July 2011.

Clause 3.2(e)(ii)(C)	Completion of Wholesale Services Agreement: by extending the date by which the Company must provide CFH with its proposed consultation draft of the third Operations Manual to 15 July 2011.

SCHEDULE 2: NIPA AMENDMENTS

Clause	Amendment

Base Agreement, clause 11.4(f)	Relief for Extraordinary Costs: by extending the date by which the Company will provide CFH with the Baseline Direct Costs to 1 October 2011.

Schedule 3, clause 3.2(a)	Initial System and Product Plan: by extending the date by which the Company and CFH will agree a final version of the Initial System and Product Plan to 25 August 2011.

Schedule 3, clause 5(a)	Architecture: by extending the date by which the Company will prepare the initial draft for the Architecture for the Network to 25 August 2011.

Schedule 5, Annexure 1, clause 8	RSP Establishment Service Levels: by extending the date by which the Company will provide CFH with the initial draft of the on-boarding process for Access Seekers to 15 July 2011.